THT Heat Transfer Technology, Inc. Announces
Third Quarter 2014 Results

SIPING, CHINA — November 13, 2014 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights

  Sales revenue increased by 15.9% year-over-year to US$15.9 million.
  Gross profit increased by 31.0% year-over-year to US$5.6 million.
  Gross margin was 35.1%, compared with 31.0% for the third quarter of 2013.
  Operating income increased by 252.9% year-over-year to US$2.8 million.
  Net income attributable to common stockholders was US$2.0 million, compared with US$0.7 million for the third quarter of 2013.
  Basic and fully diluted net income per share was US$0.10, compared with US$0.03 for the third quarter of 2013.

Comment from Guohong Zhao, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Due to effective internal measures of corporate governance and efficient cost control management in the whole process of the construction, our revenue obtained a stable growth during the third quarter 2014. Meanwhile, our sales revenue from heat exchange units, benefit from the continuous process of urbanization and the strengthened air pollution control in China, increased over 57%.

“Looking forward to the fourth quarter of 2014, we expect a sluggish demand in metallurgical industry and petroleum chemical industry, however, to put a downward pressure on our profits. We will remain focused on our high technology and high value added products, as well as spare parts and repair services as a response, and we believe these efforts will position us well for future growth in the long term.

Third Quarter 2014 Financial Results

Revenue

Sales revenue for the third quarter of 2014 was US$15.9 million, a 15.9% increase from US$13.8 million during the same period of 2013. The increase was primarily attributable to higher sales revenue from heat exchange units and air coolers. Sales volume of heat exchange products totaled 947 units in the third quarter of 2014, an increase of 526 units from 421 units in the same period of 2013. The increase was due to increased demand for our products in consequence of more projects and economic recovery of China in the third quarter of 2014 compared with previous years.

For the third quarter of 2014, sales revenue from heat exchange units was US$8.2 million, an increase of 57.6% compared with US$5.2 million in the same period of 2013. Sales revenue from plate heat exchangers was US$4.9 million, a decrease of 9.8% compared to the same period of 2013. During the third quarter of 2014, sales revenue from air-cooled heat exchangers, shell-and-tube heat exchangers and others totaled US$2.8 million, a decrease of 9.7% as compared to the same period of 2013.

Cost of Sales

Cost of sales for the third quarter of 2014 increased 9.1% to US$10.4 million from US$9.5 million in the third quarter 2013. The increase was mainly in line with the increase in the Company’s sales revenue.

Gross Profit and Gross Margin

Gross profit increased 31.0% to US$5.6 million during the third quarter of 2014, from US$4.3 million in the same period of 2013, mainly due to the increased sales revenue from heat change units, air coolers and others. Gross margin was 35.1% for the third quarter of 2014, as compared with 31.0% during the same period of 2013. The increase in gross margin was mainly attributable to a substantial increase of sales volume and a decrease in the Company’s labor costs and raw material costs.

Operating Expenses

Administrative expenses decreased 35.3% to US$0.9 million in the third quarter 2014, from US$1.4 million for the same period of 2013. The decrease was primarily owing to the decrease of administrative expense in all categories in the third quarter of 2014.

Research and development expenses increased 53.6% year-over-year to US$0.9 million, from US$0.6 million in the third quarter 2013. The increase was primarily due to an increase in research and development of new products.

Selling expenses decreased 32.8% to US$1.1 million for the third quarter of 2014, from US$1.6 million during the same period of 2013. The decrease was mainly attributable to a decrease in transportation costs.

Income before Income Tax

Income before income tax was US$2.5 million in the third quarter of 2014, an increase of 222.1% compared with US$0.8 million in the same period of 2013. The increase was mainly due to an increase in our gross profit and a decrease of total expenses.

Income Tax

Income tax was US$0.5 million in the third quarter of 2014, compared with US$0.09 million in the same period of 2013.

Net Income

Net income attributable to common shareholders was US$2.1 million in the third quarter of 2014, a 193.7% increase compared with US$0.7 million in the same period of 2013. The increase was due to the increase in our gross profit and the decrease of total expenses.

Basic and fully diluted net income per share was US$0.10 in the third quarter of 2014, compared with US$0.03 in the same period of 2013.

Liquidity

As of September 30, 2014, the Company had cash and cash equivalents of US$5.9 million and restricted cash of US$0.8 million. During the first nine months of 2014, there was a net cash outflow of US$3.2 million, compared with US$8.9 million in the same period of 2013.

Net cash provided by operating activities was US$6.9 million for the first nine months of 2014, compared with net cash used in operating activities of US$4.5 million for the same period of 2013. The increase in net cash used in operating activities was mainly attributable to (1) increased net income; (2) less payments made to acquire inventories; (3) less increase of other receivables, prepayments and deposits; and (4) less payments made for other payable and accrued expenses.

Net cash provided by investing activities was US$0.32 million for the first nine months of 2014, compared with net cash provided by investing activities of US$0.26 million for the same period of 2013.

Net cash used in financing activities was US$10.6 million for the first nine months of 2014, compared with net cash used in financing activities of US$4.3 for the same period of 2013. The increase in net cash used in financing activities resulted from less proceeds from bank loans and more repayment of long-term loans for the first nine months of 2014.

Outlook for Fourth Quarter of 2014

THT expects to generate sales revenue in the range of US$12 million to US$18 million in the third quarter of 2014, compared with US$39.3 million in the same period of 2013. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of September 30, 2014 and December 31, 2013
(Stated in thousands of US Dollars)

	September 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	5,930	9,082
Restricted cash	808	1, 452
Accounts receivable, net	45,802	44,316
Inventories, net	27,917	25,304
Other current assets	18,483	16,621
Total current assets	98,940	96,775
Restricted cash, non-current	329	276
Long-term accounts receivable	1,377	2,209
Other non-current assets	13,873	13,562
Total assets	114,519	112,822

Liabilities
Current liabilities
Short-term bank loans	6,175	16,038
Other current liabilities	41,179	32,825
Total current liabilities	47,354	48,863
Long-term loan	569	573
Total liabilities	47,923	49,436
Total shareholders’ equity	66,596	63,386
Noncontrolling interests	-	-
Total liabilities and equity	114,519	112,822

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended
	September 30,
	2014	2013

Sales revenue	15,943	13,761
Cost of sales	(10,355)	(9,495)

Gross profit	5,588	4,267

Operating expenses
Administrative expenses	872	1,348
Research and development expenses	856	557
Selling expenses	1,052	1566

Total operating expenses	2,779	3,471

Operating income	2,809	796
Interest income	2	4
Other income	0	268
Financial costs	(264)	(277)

Income before income taxes	2,548	790
Income taxes	(500)	(93)

Net income before noncontrolling interests	2,048	697
Net (loss) income attributable to noncontrolling interest	-	-

Net income attributable to the equity stockholders	2,048	697

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.10	$0.03

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the nine months ended September 30, 2014 and 2013
(Stated in thousands of US Dollars)

	Nine months ended
	September 30
	2014	2013
Net cash provided by (used in) operating activities	6,879	(4,530)
Net cash provided by investing activities	322	(262)
Net cash used in financing activities	(10,495)	(4,342)
Effect of exchange rate changes on cash and cash equivalents	140	186
Net decrease in cash and cash equivalents	(3,154)	(8,948)
Cash and cash equivalents at beginning of the period	9,082	10,703
Cash and cash equivalents at end of the period	5,928	1,755